Exhibit 99.1

Ondas Posts Record Q3 2026 Revenue of $167.5 Million on Strong Bookings and Backlog Growth; Raises Full-Year Outlook

Record Q3 revenue of $167.5 million, up 100% sequentially and more than 16-fold year over year; pro forma organic revenue grew 64% year-over-year

Captured $214 million in new orders during Q3; backlog increased 36% sequentially to $835 million

Raises full-year 2026 revenue target to at least $550 million; targets more than $250 million of Q4 revenue and at least 75% pro forma organic year-over-year growth in Q4

Initiates 2027 revenue target of at least $1.1 billion, excluding additional acquisitions

Expects operating-platform Adjusted EBITDA profitability in Q4 2026 and pulls forward company-wide Adjusted EBITDA profitability target to Q3 2027

Expanded U.S. defense, sovereign AI, manufacturing and supply-chain capabilities through Ondas Sentinel, Regna AI and targeted acquisitions

Conference call scheduled for today, November 12 at 8:30 a.m. ET

WEST PALM BEACH, FL / November 12, 2026 / Ondas Inc. (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of advanced autonomous systems and next-generation defense and security technologies and services, reported record financial and operating results for the third quarter of 2026. Ondas generated revenue of $167.5 million in the third quarter, compared with $83.8 million in the second quarter of 2026 and $10.1 million in the third quarter of 2025. The results represent approximately 100% sequential revenue growth and more than a sixteen-fold year-over-year increase.

“This quarter demonstrates the growing benefits of Ondas’ integrated operating platform,” said Eric Brock, Chairman and CEO of Ondas. “Our businesses are gaining access to larger customers, broader channels, and stronger production and field-support capabilities, allowing mission-ready technologies to move more quickly from evaluation into deployment. The next phase is about disciplined execution: delivering on customer commitments, integrating our capabilities, and converting demand to sustainable growth and improving profitability.”

“Our differentiation increasingly comes from combining autonomous systems, mission software, AI, and critical components into solutions that can be deployed and supported across multiple domains. Ondas Sentinel strengthens our ability to pursue and execute complex U.S. defense programs, while Regna AI extends our sovereign AI capabilities and creates opportunities to serve customers beyond our own hardware platforms. Together, these initiatives expand our addressable market, strengthen our customer relationships, and increase the software, services, and repeat revenue potential of the Ondas platform.

“We expect a strong finish to 2026, with momentum accelerating in the fourth quarter as volume deliveries ramp across existing programs and we convert pipeline opportunities into customer programs. Our order book remains healthy, our pipeline continues to expand, and our ability to produce, deliver, and sustain solutions for customers continues to strengthen. We are investing to support visible customer demand and build the production, supply-chain, deployment, and sustainment infrastructure required to deliver at scale. Over the next twelve months and beyond, we expect this growth to support meaningful operating leverage and improved profitability, supporting continued investment in innovation, market expansion, and long-term shareholder value.”

Select Third Quarter 2026 and Recent Financial, Corporate and Business Development Highlights

Financial

•
Delivered record financial performance, generating $167.5 million in revenue as compared to $10.1 million in Q3 2025, representing a more than 16x increase year-over-year.
•
On a pro forma organic basis, assuming the current portfolio of business was owned throughout both periods, Q3 2026 revenue increased 64% year-over-year.
•
Ended Q3 with $835 million in backlog and $820.3 million in cash, cash equivalents, restricted cash and short-term investments.

•
Expecting significant progress to Adjusted EBITDA break even, including reiterating our forecast for break even at the operating platform level in Q4 2026.
•
Updating our outlook for full company Adjusted EBITDA break even from Q4 2027 to Q3 2027.

Corporate Development

•
Established Ondas Sentinel as a Core U.S. Defense Platform, bringing together DZYNE Technologies and World View under the leadership of Ryan Hartman and Matt McCue to accelerate the development, production and deployment of advanced defense technologies.
•
Announced the formation of Regna AI, a standalone company initially wholly owned by Ondas, focused on developing and deploying mission-critical sovereign AI applications. Regna AI will leverage NVIDIA’s Nemotron open-weight AI models and Palantir’s integration and deployment platforms to accelerate the delivery of sovereign AI capabilities to defense and national security customers.
•
Established a dedicated Land Systems segment within our OAS business unit, consolidating Ondas’ growing portfolio of unmanned ground vehicle (UGV) and autonomous land technologies, including Roboteam, IndoEarth, 4M, Apeiro Motion and the recently acquired Ottopia.
•
Completed six strategic acquisitions, including DZYNE Technologies, Cyberhawk, Gate/Bron, Ottopia, Insignito and Caribou Labs, expanding Ondas’ technology portfolio, operational capabilities and market reach across key defense and security markets.
o
DZYNE – Significantly expands capabilities across ISR, Precision Strike and CUAS, while strengthening our presence in the U.S. defense market.
o
Cyberhawk – Adds scale within the industrial and commercial inspection markets with cross sell opportunities around critical infrastructure security.
o
GATE and BRON acquisitions — Expands our precision strike portfolio with critical electronic fuzing and safe-and-arm technologies.
o
Insignito, Ottopia and Caribou acquisitions — Strengthens capabilities in advanced sensing, resilient connectivity, remote operation and GNSS-denied navigation.
•
Advanced scaling of global supply chain infrastructure. Through a combination of internal investment and targeted acquisitions in key areas, the Company is preparing to rapidly increase the production capabilities around new high demand platforms. The recently announced planned acquisition of Stemme which develops and manufactures the ULTRA S12 airframe will strengthen Ondas’ production capacity and supply chain to meet growing U.S. and allied demand for affordable, persistent long-endurance ISR.
•
Established new long-endurance training, testing and flight operations hub in Springfield, Ohio for live training missions around the ULTRA and Stratollite platforms. This facility is located near the Wright- Patterson Air Force Base, which houses the Life Cycle Management Center, Ondas’ main customer for ULTRA.

Business Development

•
Captured $214 million in new bookings during Q3 highlighted by $100 million in bookings at Sentinel anchored by $53.7 million in ULTRA follow-on orders, $21.7 million in IonStrike orders, and continued growth in CUAS.
•
Expanded Sentrycs’ counter-UAS presence across major sporting venues, supporting protection at a majority of stadiums hosting the 2026 FIFA World Cup and securing selection by multiple NFL Stadiums, in an NFL first, to provide counter-drone protection advancing beyond detection to controlled mitigation of unauthorized drones by authorized operators.
•
Opened office in Huntsville, Alabama to support customer marketing, demonstration, training and other services related to Ondas’ Counter-UAS business.
•
Secured U.S. Army follow-on task order related to the Lethal Unmanned Systems (LUS) IDIQ.
•
Selected for multi-million dollar strategic “Digital Bat” program from Israeli MOD, where Ondas will provide a next-generation low-cost tactical attack drone platform powered by advanced software designed to address evolving operational environments.
•
Launched Dronebuster® REACH, expanding its field-proven counter-UAS portfolio with long-range, non-kinetic drone defeat capabilities, with the first system under contract for delivery to the U.S. Office of Naval Research following acceptance testing.
•
Successfully completed the first flight of Blitz Block 3, marking a key development milestone for Sentinel’s next-generation, low-cost autonomous UAS platform and advancing its capabilities for scalable, multi-mission defense operations.

Third Quarter 2026 Financial Results

Revenue increased 100% sequentially to $167.5 million in Q3 2026, compared to $83.8 million in Q2 2026, while representing a more than 16-fold increase from $10.1 million in Q3 2025. On a pro forma organic basis, revenue increased 64% year over year, assuming the businesses owned and operated during Q3 2026 were also owned and operated in Q3 2025. Ondas believes that strong organic growth reflects the benefits of platform scale, shared technology, and expanded customer access. The increase further reflects strong performance across the Company's portfolio, particularly C-UAS systems, where demand remains strong given the long-term need to protect the lower skies across civilian and military airspace, as well as in precision strike and land systems.

Gross profit was $36.5 million in Q3 2026, as compared to $36.1 million in Q2 2026 and $2.6 million in Q3 2025. Gross margin was 21.8% in Q3 2026, as compared to 43.1% in Q2 2026 and 25.8% in Q3 2025. The sequential decline in gross margin was related to higher amortization of capitalized intellectual property, the step-up in acquired inventory associated with purchase accounting, as well as inefficiencies in the early stages of ramping large programs. Adjusted Gross Profit and Adjusted Gross Margin were $58.3 million and 34.8%, respectively, in Q3 2026, as compared to Adjusted Gross Profit and Adjusted Gross Margin of $42.3 million and 50.4%, respectively, in Q2 2026. The increase in Adjusted Gross Profit reflects higher revenue, from organic growth as well as from contributions of businesses acquired during the period. The lower Adjusted Gross Margin percentage reflects production and delivery inefficiencies, particularly in the precision strike segment, which represented a disproportionate share of revenue during the period. The Company expects similar gross margin levels in Q4 2026 due to mix with a recovery to historical levels with normal quarterly variability.

Operating expenses increased to $226.0 million in Q3 2026, compared with $199.1 million in Q2 2026 and $18.1 million in Q3 2025. The increase was primarily driven by $88.1 million of non-cash expenses during the quarter, mainly comprising $57.8 million of stock-based compensation, and $25.3 million of amortization expense, together with $14.1 million of acquisition-related cash expenses. Acquisition-related expenses were elevated due to the timing of several acquisitions, including DZYNE, which was Ondas’ largest acquisition to date.

Adjusted Cash Operating Expenses were $118.7 million in Q3 2026, compared to $88.8 million in Q2 2026 and $10.9 million in Q3 2025. This level of operating expense was consistent with our expectations and reflected the inclusion of acquired businesses during the quarter. The growth in adjusted cash operating expenses reflected the inclusion of newly acquired businesses along with continued investment in Ondas' operating platform and infrastructure in support of our expected significant revenue acceleration in the fourth quarter of 2026 and beyond. Research and development expense increased to $61.6 million in Q3 2026, up $30 million sequentially, reflecting the Company’s rapid expansion of internal development capabilities, a significantly accelerated pace of product innovation, and intensified integration efforts across its growing technology platform.

Operating loss increased to $189.5 million in Q3 2026, compared to a $162.9 million loss in Q2 2026, and a $15.5 million loss in Q3 2025. The increase from both periods was the result of the changes described above and includes the aforementioned large non-cash expenses.

Total other income, net was $133.1 million in Q3 2026, compared to other income of $44.2 million in Q2 2026 and other income of $8.3 million in Q3 2025. Other income includes non-cash gains of $125.1 million relating to warrants issued in connection with the October 2025 and January 2026 equity raises. Because these warrants are remeasured at fair value each reporting period, the resulting non-cash gains and losses can create significant volatility in reported earnings that are unrelated to the Company's core operating performance, cash flows, or the economic terms of the warrants.

Net loss was $64.7 million in Q3 2026, which included the non-cash items mentioned above, as compared to net loss of $89.7 million in Q2 2026, and a net loss of $7.5 million in Q3 2025.

Adjusted EBITDA loss was $59.7 million in Q3 2026, as compared to a loss of $46.2 million in Q2 2026 and a loss of $8.1 million in Q3 2025. The higher sequential loss reflects the lower sequential gross margin; the investments made in continuing to scale Ondas' operating platform and corporate development activities to support the expected significant revenue expansion in Q4 2026 and into 2027.

A reconciliation of non-GAAP measures including Adjusted EBITDA, Adjusted Cash Operating Expense, Adjusted Gross Profit and Adjusted Gross Margin, is provided in the attached financial tables.

Operational and Financial Outlook

The Company expects continued strong momentum and is now targeting at least $550 million in full year revenue for 2026, which is an increase from the prior target of between $525 – $550 million. For Q4 2026, the Company is targeting revenue of greater than $250 million. The new full year target represents a projected year-on-year growth of greater than 10x reported 2025 results. Growth continues to be supported by both organic growth in the core business and the addition of acquired businesses. Ondas estimates pro forma year-over-year organic growth will be at least 75% for the fourth quarter of 2026.

Ondas is issuing an initial target of at least $1.1 billion in revenue for the full year 2027, which would represent 100% year over year growth and more than 40% year over year organic growth. The Company expects backlog to grow sequentially in the fourth quarter of 2026 based upon strong order visibility.

Growth in the fourth quarter is expected to be broad-based across Ondas' product portfolio, supported by a strong pipeline and existing backlog. Revenue generation is also expected to be supported by specific customer orders and programs already in backlog as well as production and delivery ramps in key products such as ULTRA and IonStrike, which have significant upside potential in 2027 and beyond as Ondas pursues program opportunities globally. Ondas expects continued volume shipments related to orders captured by Mistral under the $982 million Lethal Unmanned Strike (LUS) IDIQ award with the U.S. Army. Ondas also expects to begin volume deliveries in the fourth quarter for the $140 million combat engineering vehicles program announced earlier in the year.

The elevated losses in the first three quarters of 2026 represented a front-loading of expenses ahead of the continued significant revenue ramp into 2027, as well as some inefficiencies in scaling some large programs in the third quarter. The Company believes the early ramp-up inefficiencies that negatively affected third-quarter gross margin were temporary and that the elevated operating expenses in 2026 represented investments necessary to support long-term growth. The Company expects Adjusted EBITDA losses to show significant declines in the coming quarters through higher operating leverage benefiting from strong growth in revenues and gross profits driven by visible demand tailwinds and increased operating leverage from Ondas expanding platform.

The Company continues to expect to see Adjusted EBITDA profitability in Q4 2026 at the operating platform level, which includes OAS and Ondas Sentinel. Ondas now expects company-wide Adjusted EBITDA profitability by Q3 2027, one quarter earlier than its prior expectations driven by revenue and gross profit generation relative to moderating operating expense growth.

Ondas maintains a strong balance sheet and liquidity profile and held approximately $820 million in cash, restricted cash, cash equivalents, and short-term investments as of September 30, 2026.

Earnings Conference Call & Audio Webcast Details

Date: Thursday, November 12, 2026

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 1-412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company's website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems, robotics, and mission-critical technologies for defense, homeland security, public safety, critical infrastructure, and industrial markets. The Company develops and deploys integrated unmanned and autonomous platforms across air, ground, and stratospheric environments, including autonomous drone systems, counter-UAS technologies, robotic ground systems, advanced unmanned aircraft and propulsion solutions, demining and engineering systems, and integrated sensing and communications technologies designed to support intelligence, surveillance, reconnaissance, security, and operational missions in complex environments. Ondas’ solutions are deployed globally by government, defense, and commercial customers to protect infrastructure, borders, transportation networks, personnel, and strategic assets.

For additional information on Ondas Inc., visit www.ondas.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

ONDAS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except par value)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$262,811	$550,744
Restricted cash	31,463	43,615
Short-term investments	526,062	21,750
Accounts receivable, net	127,337	22,356
Inventory, net	110,719	21,963
Other current assets	238,377	25,473
Total current assets	1,296,769	685,901

Property and equipment, net	51,581	10,217
Goodwill	1,500,967	251,809
Intangible assets, net	1,025,448	136,890
Investment in unconsolidated affiliates	30,288	-
Long-term equity investments	49,141	35,587
Other assets	73,646	12,437
Total assets	$4,027,840	$1,132,841

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$85,675	$13,873
Accrued expenses and other current liabilities	196,313	33,970
Accrued purchase and contingent consideration	59,259	75,000
Notes payable, related party	-	1,500
Notes payable	909	704
Convertible notes payable, related party	-	3,500
Convertible notes payable	893	2,950
Government grant liability	1,781	2,295
Deferred revenue	37,822	8,029
Total current liabilities	382,652	141,821

Notes payable, net of current portion	153	-
Accrued purchase and contingent consideration, net of current portion	208,905	-
Convertible notes payable, net of current portion	4,153	3,834
Government grant liability, net of current portion	1,945	1,362
Warrant liability	918,632	489,434
Deferred tax liability	87,473	14,531
Other long-term liabilities	53,184	10,244
Total liabilities	1,657,097	661,226

Commitments and contingencies

Temporary Equity
Redeemable noncontrolling interests	-	29,796

Stockholders’ Equity:
Preferred stock – par value $0.0001; 5,000,000 shares authorized at September 30, 2026 and December 31, 2025, and none issued or outstanding at September 30, 2026 and December 31, 2025	-	-
Series A Convertible Preferred stock – par value $0.0001; 5,000,000 shares authorized at September 30, 2026 and December 31, 2025, and none issued or outstanding at September 30, 2026 and December 31, 2025	-	-
Common stock – par value $0.0001; 1,200,000,000 shares authorized at September 30, 2026 and December 31, 2025, 590,159,870 and 380,763,481 issued and outstanding at September 30, 2026 and December 31, 2025, respectively	58	38
Additional paid in capital	2,537,652	805,828
Accumulated other comprehensive income (loss)	(14,155)	329
Accumulated deficit	(156,250)	(368,387)
Total Ondas Inc. stockholders’ equity	2,367,305	437,808
Noncontrolling interest	3,438	4,011
Total stockholders’ equity	2,370,743	441,819
Total liabilities, temporary equity, and stockholders’ equity	$4,027,840	$1,132,841

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues, net	$167,489	$10,098	$301,383	$20,620
Cost of goods sold	130,989	7,494	205,581	13,195
Gross profit	36,500	2,604	95,802	7,425

Operating expenses:
General and administrative	124,649	10,595	294,485	22,583
Sales and marketing	36,673	3,000	68,049	7,696
Research and development	61,594	4,513	106,066	12,209
Change in fair value of contingent consideration	3,090	-	22,323	-
Total operating expenses	226,006	18,108	490,923	42,488

Operating loss	(189,506)	(15,504)	(395,121)	(35,063)

Other income (expense), net
Interest expense	(615)	(444)	(1,993)	(5,873)
Other income (expense), net	133,696	8,774	583,439	8,875
Total other income (expense), net	133,081	8,330	581,446	3,002

Income (loss) before provision for income taxes	(56,425)	(7,174)	186,325	(32,061)

Provision for (benefit from) income taxes	8,247	307	(20,560)	307

Net income (loss)	(64,672)	(7,481)	206,885	(32,368)
Less preferred dividends attributable to noncontrolling interest	-	390	-	1,170
Less deemed dividends attributable to accretion of redemption value	-	925	1,631	2,620
Net loss attributable to noncontrolling interests	(2,105)	(13)	(5,254)	(13)
Net income (loss) attributable to Ondas Inc. stockholders	$(62,567)	$(8,783)	$210,508	$(36,145)

Net income (loss) per share – basic	$(0.10)	$(0.03)	$0.30	$(0.21)
Net income (loss) per share – diluted	$(0.10)	$(0.03)	$0.27	$(0.21)

Weighted average number of common shares outstanding, basic and diluted
Basic	617,641	259,909	521,778	172,423
Diluted	617,988	259,909	538,441	172,423

ONDAS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$(64,672)	$(7,481)	$206,885	$(32,368)
Other comprehensive income (loss):
Foreign currency translation	(14,631)	-	(12,497)	-
Available-for-sale investments:
Unrealized gain (loss), net	(980)	-	(1,639)	-
Comprehensive income (loss)	$(80,283)	$(7,481)	$192,749	$(32,368)

Comprehensive income (loss) attributable to:
Comprehensive loss attributable to noncontrolling interests	$(2,105)	$(13)	$(5,254)	$(13)
Foreign currency translation adjustments attributable to noncontrolling interests	(42)	-	349	-
Noncontrolling interests	(2,147)	(13)	(4,905)	(13)

Comprehensive income (loss) attributable to Ondas Inc. stockholders	$(78,136)	$(7,468)	$197,654	$(32,355)

Non-GAAP Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP measures. These reconciliations are set forth in the tables below.

We believe that Adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") is a useful supplemental measure for evaluating our operating performance and period to period trends because it eliminates the impact of items that primarily reflect our capital structure, tax position, non-cash accounting charges, acquisition-related transaction costs, and other items that management does not consider indicative of ongoing operating performance. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) and other measures prepared in accordance with GAAP. Adjusted EBITDA removes the effects of interest and financing-related items, depreciation and amortization, income taxes, stock-based compensation and expense, acquisition-related expenses, change in fair value of contingent consideration and other acquisition related obligations, acquisition related inventory fair value step ups, qualifying acquisition related employee costs, qualifying acquisition integration costs and other non-operating gains and losses. Management believes that excluding these items enhances comparability across periods and facilitates analysis of underlying operating trends.

Adjusted Cash Operating Expense is a non-GAAP financial measure that represents total operating expenses excluding depreciation, amortization of intangible assets, acquisition-related expenses, change in fair value of contingent consideration and other acquisition related obligations, qualifying acquisition related employee costs, qualifying acquisition integration costs and stock-based compensation and expense. The most directly comparable GAAP measure to Adjusted Cash Operating Expense is total operating expenses. Management believes Adjusted Cash Operating Expense provides useful supplemental information by facilitating analysis of the Company’s ongoing cash operating costs and meaningful period-to-period comparisons. Management uses this measure for internal cost management, budgeting, and to evaluate operating trends excluding specified non-cash accounting charges and certain acquisition related cash costs. Adjusted Cash Operating Expense should be considered in addition to, and not as a substitute for, total operating expenses prepared in accordance with GAAP.

Beginning in the period ended June 30, 2026, the Company revised its calculation of Adjusted EBITDA and Adjusted Cash Operating Expense to exclude changes in the fair value of contingent consideration and other acquisition related obligations. These amounts reflect periodic remeasurement adjustments required under U.S. GAAP and are primarily driven by changes in estimates and assumptions related to future earn-out payments. Management believes excluding these acquisition-related fair value adjustments improves period-to-period comparability and provides investors with additional insight into the Company's operating performance. This revision did not affect any previously reported Adjusted EBITDA or Adjusted Cash Operating Expense amounts because no gains or losses related to changes in the fair value of contingent consideration were recognized in the prior periods presented. In connection with this change, the Company renamed 'Cash Operating Expense' to 'Adjusted Cash Operating Expense'. The revised caption is intended to more clearly communicate the measure as a management-defined non-GAAP performance measure that excludes specified cash and noncash expenses and does not represent all operating expenses requiring cash settlement.

Also beginning in the period ended June 30, 2026, the Company introduced Adjusted Gross Profit and Adjusted Gross Margin. Adjusted Gross Profit is a non-GAAP financial measure that represents gross profit excluding amortization of acquisition-related intangible assets, acquisition related inventory fair value step ups and stock-based compensation and expense included in cost of goods sold. Adjusted Gross Margin is a non-GAAP financial measure that represents Adjusted Gross Profit as a percentage of revenue. The most directly comparable GAAP measures to Adjusted Gross Profit and Adjusted Gross Margin are gross profit and gross margin (gross profit as a percentage of revenue), respectively. Management believes these measures provide investors with additional insight into the underlying profitability of the Company's products and services, operating performance and period-to-period trends. Comparative prior-period amounts have been presented on a consistent basis.

Beginning with the period ended September 30, 2026, the Company further revised the definition of Adjusted EBITDA to exclude acquisition related inventory fair value step ups, qualifying acquisition related employee costs and qualifying acquisition integration costs. Correspondingly, the definition of Adjusted Cash Operating Expense was revised to exclude qualifying acquisition related employee costs and qualifying acquisition integration costs. In addition, the definition of Adjusted Gross Profit was revised to exclude acquisition related inventory fair value step ups. Management believes these revisions facilitate period to period comparability and analysis of the Company’s underlying operating performance and cost trends. These revisions did not affect previously reported non-GAAP measures, as no amounts qualifying under the newly added categories were recognized in prior periods presented.

Management uses Adjusted EBITDA, Adjusted Cash Operating Expense, Adjusted Gross Profit, and Adjusted Gross Margin together with GAAP results, in making operating and planning decisions and in evaluating the Company's ongoing performance. Other companies may calculate similarly titled non-GAAP measures differently, and therefore our non-GAAP measures may not be comparable to measures used by other companies.

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2026	September 30, 2025	June 30, 2026	2026	2025
Net income (loss)	$(64,672)	$(7,481)	$(89,696)	$206,885	$(32,368)
Depreciation	2,578	196	934	4,181	566
Amortization of intangible assets	33,072	1,087	18,641	57,335	3,204
Acquisition-related expenses (1)	14,114	707	4,414	24,372	707
Stock-based compensation and expense	59,847	5,459	69,094	148,599	9,211
Change in fair value of contingent consideration	3,090	-	19,234	22,323	-
Provision for (benefit from) income taxes	8,247	307	(29,053)	(20,560)	307
Other (income) expense, net (2)	(133,081)	(8,330)	(44,197)	(581,446)	(3,002)
Qualifying acquisition related employee costs (3)	7,269	-	4,409	11,678	-
Qualifying acquisition integration costs (4)	238	-	-	238	-
Inventory step-up(5)	9,636	-	-	9,636	-
Adjusted EBITDA	$(59,662)	$(8,055)	$(46,220)	$(116,759)	$(21,375)

(1) Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

(2)
Other (income) expense, net includes interest and dividend income, unrealized gain and losses on investments, interest expense, foreign exchange gain and loss, the change in the fair value of government grant liabilities and warrant liability, and other income (expense), net included on the Company's unaudited Condensed Consolidated Statements of Operations.

(3)
Qualifying acquisition related employee costs include incremental and finite retention or transaction payments established in direct connection with an acquisition and exclude ordinary ongoing employee compensation.

(4)
Qualifying acquisition integration costs include directly identifiable, incremental costs incurred to integrate acquired businesses and exclude ordinary ongoing operating costs of the combined business.

(5) Inventory fair value step-up expense recognized as a result of acquisition accounting for completed acquisitions.

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2026	September 30, 2025	June 30, 2026	2026	2025
Total operating expenses	$226,006	$18,108	$199,077	$490,923	$42,488
Depreciation	(1,866)	(191)	(571)	(2,909)	(532)
Amortization of intangible assets	(25,324)	(1,087)	(13,963)	(44,909)	(3,204)
Acquisition-related expenses (1)	(14,114)	(707)	(4,414)	(24,372)	(707)
Change in fair value of contingent consideration	(3,090)	-	(19,234)	(22,323)	-
Stock-based compensation and expense	(57,811)	(5,227)	(67,651)	(143,960)	(8,651)
Qualifying acquisition related employee costs (2)	(4,892)	-	(4,409)	(9,301)	-
Qualifying acquisition integration costs (3)	(238)	-	-	(238)	-
Adjusted Cash Operating Expenses	$118,671	$10,896	$88,835	$242,911	$29,394

(1) Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

(2)
Qualifying acquisition related employee costs include incremental and finite retention or transaction payments established in direct connection with an acquisition and exclude ordinary ongoing employee compensation.

(3)
Qualifying acquisition integration costs include directly identifiable, incremental costs incurred to integrate acquired businesses and exclude ordinary ongoing operating costs of the combined business.

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2026	September 30, 2025	June 30, 2026	2026	2025
Revenue	$167,489	$10,098	$83,772	$301,383	$20,620
Cost of goods sold	130,989	7,494	47,641	205,581	13,195
Gross profit (GAAP)	$36,500	$2,604	$36,131	$95,802	$7,425
Amortization of acquisition-related intangible assets	7,748	-	4,678	12,426	-
Stock-based compensation and expense	2,035	233	1,443	4,639	560
Qualifying acquisition related employee costs(1)	2,378	-	-	2,378	-
Inventory step-up(2)	9,636	-	-	9,636	-
Adjusted Gross Profit (Non-GAAP)	$58,297	$2,837	$42,252	$124,881	$7,985
Gross margin (GAAP)	21.8%	25.8%	43.1%	31.8%	36.0%
Adjusted Gross Margin (Non-GAAP)	34.8%	28.1%	50.4%	41.4%	38.7%

(1)
Qualifying acquisition related employee costs include incremental and finite retention or transaction payments established in direct connection with an acquisition and exclude ordinary ongoing employee compensation.

(2) Inventory fair value step-up expense recognized as a result of acquisition accounting for completed acquisitions.